Exhibit (h)

June 15, 2022

John Hancock Investment Management Distributors LLC

200 Berkeley Street

Boston, Massachusetts 02116

Distribution Agreement

Dear Sir:

John Hancock Asset-Based Lending Fund (the “Fund”) has been organized as a business trust under the laws of The Commonwealth of Massachusetts to engage in the business of an investment company. The Fund’s Board of Trustees has selected you to act as principal underwriter (as such term is defined in Section 2(a)(29) of the Investment Company Act of 1940, as amended) of the shares of beneficial interest (“Shares”) of the Fund and you are willing, as agent for the Fund, to sell the Shares to the public, to broker-dealers or to both, in the manner and on the conditions hereinafter set forth. Accordingly, the Fund hereby agrees with you as follows:

1.	Delivery of Documents. The Fund will furnish you promptly with copies, properly certified or otherwise authenticated, of any registration statements filed by it with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, together with any financial statements and exhibits included therein, and all amendments or supplements thereto hereafter filed.

2.	Registration and Sale of Additional Shares. The Fund will from time to time use its best efforts to register under the Securities Act of 1933, as amended, such Shares not already so registered as you may reasonably be expected to sell as agent on behalf of the Fund. This Agreement relates to the issue and sale of Shares that are duly authorized and registered and available for sale by the Fund if, but only if, the Fund sees fit to sell them. You and the Fund will cooperate in taking such action as may be necessary from time to time to qualify Shares for sale in Massachusetts and in any other states mutually agreeable to you and the Fund, and to maintain such qualification if and so long as such shares are duly registered under the Securities Act of 1933, as amended.

3.	Solicitation of Orders. You will use your best efforts (but only in states in which you may lawfully do so) to obtain from investors unconditional orders for Shares authorized for issue by the Fund and registered under the Securities Act of 1933, as amended, provided that you may in your discretion refuse to accept orders for such Shares from any particular applicant.

4.	Sale of Shares. Subject to the provisions of Sections 5 and 6 hereof and to such minimum purchase requirements as may from time to time be currently indicated in the Fund’s prospectus, you are authorized to sell as agent on behalf of the Fund authorized and issued Shares registered under the Securities Act of 1933, as amended. Such sales may be made by you on behalf of the Fund by accepting unconditional orders to purchase such Shares placed with your investors. The sales price to the public of such shares shall be the public offering price as defined in Section 6 hereof.
1

5.	Sale of Shares to Investors by the Fund. Any right granted to you to accept orders for Shares or make sales on behalf of the Fund will not apply to Shares issued in connection with the merger or consolidation of any other investment company with the Fund or the Fund’s acquisition, by purchase or otherwise, of all or substantially all the assets of any investment company or substantially all the outstanding shares of any such company, and such right shall not apply to shares that may be offered or otherwise issued by the Fund to shareholders by virtue of their being shareholders of the Fund.

6.	Public Offering Price. All Shares sold by you as agent for the Fund will be sold at the public offering price, which will be determined in the manner provided in the Fund’s prospectus or statement of additional information, as now in effect or as it may be amended.

7.	No Sales Discount. The Fund shall receive the applicable net asset value on all sales of Shares by you as agent of the Fund.

8.	Delivery of Payments. You will deliver to the Fund’s transfer agent all payments made pursuant to orders accepted by you, and accompanied by proper applications for the purchase of Shares, no later than the first business day following the receipt by you in your home office of such payments and applications.

9.	Suspension of Sales. If and whenever a suspension of the right of redemption or a postponement of the date of payment or redemption has been declared pursuant to the Fund’s Declaration of Trust and has become effective, then, until such suspension or postponement is terminated, no further orders for Shares shall be accepted by you except such unconditional orders placed with you before you have knowledge of the suspension. The Fund reserves the right to suspend the sale of Shares and your authority to accept orders for Shares on behalf of the Fund if, in the judgment of a majority of the Fund’s Board of Trustees, it is in the best interests of the Fund to do so, such suspension to continue for such period as may be determined by such majority; and in that event, no Shares will be sold by the Fund or by you on behalf of the Fund while such suspension remains in effect except for Shares necessary to cover unconditional orders accepted by you before you had knowledge of the suspension.

10.	Expenses. The Fund will pay (or will enter into arrangements providing that persons other than you will pay) all fees and expenses in connection with the preparation and filing of any registration statement and prospectus or amendments thereto under the Securities Act of 1933, as amended, covering the issue and sale of Shares and in connection with the qualification of Shares for sale in the various states in which the Fund shall determine it advisable to qualify such Shares for sale. It will also pay the issue taxes or (in the case of Shares redeemed) any initial transfer taxes thereon. You will pay all expenses of printing prospectuses and other sales literature, all fees and expenses in connection with your qualification as a dealer in various states, and all other expenses in connection with the sale and offering for sale of the Shares of the Fund which have not been herein specifically allocated to the Fund.
2

11.	Conformity with Law. You agree that in selling the Shares you will duly conform in all respects with the laws of the United States and any state in which such Shares may be offered for sale by you pursuant to this Agreement.

12.	Indemnification.

(a)        The Fund agrees to indemnify, defend and hold you, your officers, and Directors, and any person who controls you within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands or liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which you, your officers, Directors or any such controlling persons may incur under the 1933 Act or under common law or otherwise, arising out of or based upon (i) any untrue statement of a material fact contained in the Fund’s Registration Statement or arising out of or based upon any alleged omission to state a material fact required to be stated in it or necessary to make the statements in it not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by you to the Fund for use in the Registration Statement, (ii) any untrue statement of a material fact contained in the Fund’s advertisement or sales literature or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by you to the Fund for use in such advertisement or sales literature or (iii) any action taken or omitted by the Fund prior to the date of this Agreement.

(b)        You agree to indemnify, defend, and hold the Fund, its officers, Trustees, employees shareholders and agents, and any person who controls the Fund within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Fund, its Trustees, officers, employees, shareholders and agents, or any such controlling person may incur under the 1933 Act or under common law or otherwise arising out of or based upon any untrue statement of a material fact contained in information furnished in writing by you to the Fund for use in the Registration Statement, or arising out of or based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement necessary to make such information not misleading.

A party seeking indemnification hereunder (the Indemnitee) shall give prompt written notice to the party from whom indemnification is sought (“Indemnitor”) of a written assertion or claim of any threatened or pending legal proceeding which may be subject to indemnity under this Section; provided, however, that failure to notify the Indemnitor of

3

such written assertion or claim shall not relieve the indemnitor of any liability arising from this Section. The Indemnitor shall be entitled, if it so elects, to assume the defense of any suit brought to enforce a claim subject to this Agreement and such defense shall be conducted by counsel chosen by the Indemnitor and satisfactory to the Indemnitee; provided, however, that if the defendants include both the Indemnitee and the Indemnitor, and the Indemnitee shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor (“conflict of interest”), the Indemnitor shall have the right to select separate counsel to defend such claim on behalf of the Indemnitee. In the event that the Indemnitor elects to assume the defense of any suit pursuant to the preceding sentence and retains counsel satisfactory to the Indemnitee, the Indemnitee shall bear the fees and expenses of additional counsel retained by it except for reasonable investigation costs which shall be borne by the Indemnitor. If the Indemnitor (i) does not elect to assume the defense of a claim, (ii) elects to assume the defense of a claim but chooses counsel that is not satisfactory to the Indemnitee or (iii) has no right to assume the defense of a claim because of a conflict of interest, the Indemnitor shall advance or reimburse the Indemnitee, at the election of the Indemnitee, reasonable fees and disbursements of any counsel retained by Indemnitee, including reasonable investigation costs.

13.	Duration and Termination of this Agreement. With respect to the Fund, this Agreement shall remain in force until two years from the date hereof and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by (a) a majority of the Board of Trustees of the Fund who are not interested persons of you (other than as Trustees) or of the Fund, cast in person at a meeting duly called for the purpose of voting on such approval, and (b) either (i) the Board of Trustees of the Fund, or (ii) a majority of the outstanding voting securities of the Fund. This Agreement may, on 60 days’ written notice, be terminated as to the Fund at any time, without the payment of any penalty, by the Board of Trustees of the Fund, by a vote of a majority of the outstanding voting securities of the Fund, or by you. This Agreement will automatically terminate in the event of its assignment by you. In interpreting the provisions of this Section 13, the definitions contained in Section 2(a) of the Investment Company Act of 1940, as amended (particularly the definitions of “interested person”, “assignment” and “voting security”) shall be applied.

14.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If the Fund should at any time deem it necessary or advisable in the best interests of the Fund that any amendment of this agreement be made in order to comply with the recommendations or requirements of the Securities and Exchange Commission or other governmental authority or to obtain any advantage under state or federal tax laws and should notify you of the form of such amendment, and the reasons therefor, and if you should decline to assent to such amendment, the Fund may terminate this Agreement forthwith. If you should at any time request that a change be made in the Fund’s Declaration of Trust or By-Laws, or in its methods of doing business, in order to comply with any requirements of federal law or regulations of the Securities and Exchange Commission or of a national securities association of which you are or may be a member, relating to the sale of Shares, and the Fund should not make such necessary change within a reasonable time, you may terminate this Agreement forthwith.
4

15.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The obligations of the Fund are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Fund, but only the Fund’s property shall be bound.

16.	Execution. This Agreement and any amendments hereto and any notices or other communications hereunder that are required to be in writing may be in electronic form (including without limitation by facsimile and, in the case of notices and other communications, email) and may be executed by means of electronic signatures.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

5

Very truly yours,

JOHN HANCOCK ASSET-BASED LENDING FUND

By:	/s/ Andrew G. Arnott
Andrew G. Arnott
President

The foregoing Agreement is hereby
accepted as of the date hereof.

JOHN HANCOCK INVESTMENT MANAGEMENT DISTRIBUTORS LLC

By:	/s/ Jeffrey H. Long
Jeffrey H. Long
Chief Financial Officer
6